Exhibit 99.1

Ellington Residential Mortgage REIT Reports First Quarter 2015 Results
OLD GREENWICH, Connecticut—May 5, 2015
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended March 31, 2015.
Summary of Financial Results

•	Net income for the quarter was $3.7 million, or $0.40 per share, as compared to a net loss in the fourth quarter of $1.2 million or $0.13 per share.

•	Core Earnings[1] for the quarter was $6.0 million, or $0.66 per share, as compared to $7.0 million, or $0.76 per share, in the fourth quarter of 2014.

•
Book value decreased 0.8% to $17.71 per share as of March 31, 2015 from $17.86 per share as of December 31, 2014, after giving effect to a first quarter dividend of $0.55 per share. Economic return on book value for the quarter was 2.2%.

•	Net interest margin was 2.21%, as compared to 2.49% for the fourth quarter of 2014.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 6.3% CPR for the quarter, as compared to 4.6% in the fourth quarter.

•	Dividend yield of 13.3% based on May 4, 2015 closing stock price of $16.51.

•	Debt-to-equity ratio was 7.5:1 as of March 31, 2015, as compared to 8.1:1 as of December 31, 2014.
First Quarter 2015 Results
"We are pleased to have generated net income of $0.40 per share, core earnings of $0.66 per share, and an economic return on book value of 2.2%, or 9.3% annualized, despite challenging and volatile market conditions during the first quarter. Heightened duration risk, prepayment risk, and government policy risk have set the theme so far in 2015, but thanks to disciplined risk management we delivered another solid quarter," said Laurence Penn, Chief Executive Officer and President.
"Our Agency portfolio performed well during the quarter and continues to be predominantly comprised of specified pools that we believe will be significantly less sensitive to prepayment increases than their generic counterparts. While refinancing activity was tame last year relative to the absolute level of mortgage rates, the surge in refinancing activity in January and early February served as a stark reminder that prepayment risk should not be underestimated. This development enhanced the value of our specified pools, as evidenced by the significant increase in our average pay-ups. The recent volatility has created numerous trading opportunities for us, and as a result, we actively traded our portfolio during the first quarter, generating net realized gains of $6.7 million. Active trading remains a key component of our strategy, as does active hedging of our interest rate risk, and, consistent with prior quarters, short TBA positions represented a large portion of our interest rate hedges. We expect that specified pools will continue to outperform their generic pool, or TBA, counterparts over the near to medium term, and we remain positioned accordingly. Meanwhile, our relatively small non-Agency portfolio continues to perform well. While our core earnings for the quarter declined somewhat to $0.66 per share as a result of the compression in asset yields, it still safely covers our quarterly dividend as well as our estimated quarterly taxable income."
As of March 31, 2015, our mortgage-backed securities portfolio consisted of $1.264 billion of fixed rate Agency "specified pools," $42.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $44.1 million of Agency reverse mortgage pools, $6.4 million of Agency interest only securities, or "Agency IOs," and $31.7 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we modestly increased our holdings of reverse mortgage pools while we decreased our holdings of Agency IOs. The size and composition of the remainder of our long bond portfolio, including our non-Agency portfolio, was comparable to that as of December 31, 2014. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes against our specified pools, we held $92.9 million in notional amount of long TBA positions for investment purposes at March 31, 2015, up from $68.3 million at December 31, 2014. For financial reporting purposes, TBAs are considered derivative instruments.
The first three months of 2015 were marked by significant interest rate volatility in the face of global economic weakness (especially in Europe and China) and uncertainty as to the timing of future Federal Reserve interest rate increases. The ten-year U.S. Treasury yield began the first quarter at 2.17%, fell as low as 1.64% mid-quarter, and ended the first quarter at 1.92%.
The average rate for a fixed-rate 30-year conventional mortgage also declined over the course of the quarter, dropping 0.17% to 3.70% as of March 31, 2015, after reaching as low as 3.59% mid-quarter. The decline in mortgage rates finally sparked

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

significantly greater refinancing activity, as the MBA Refinance Index surged in January. This was in marked contrast to the fourth quarter of 2014, when interest rates also dropped substantially, but refinancing activity was relatively muted. The recent reduction in FHA mortgage insurance premiums, which took effect in late January, also contributed to the increase in prepayment speeds, particularly for GNMA pools.
The combination of increased prepayment rates and reduced Federal Reserve support led to a drop in TBA roll prices and the overall underperformance of TBAs, especially higher coupon TBAs such as 30-year 4%'s and 4.5%'s, relative to interest rate swaps. Meanwhile, many specified pool sectors performed well in the quarter, as their favorable prepayment characteristics became more valuable in a higher prepayment environment, and as they became less expensive to hedge with TBAs given lower TBA roll prices. However, increases in prepayments were not consistent across coupon and issue year vintages. Many of the more recent vintage coupons showed very sharp increases in prepayment speeds while some more seasoned vintages were less reactive. As a result, the relative price movements of specified pools were not uniform and pay-ups for certain segments of the specified pool market appreciated greatly, while others were largely unchanged. Pay-ups are price premiums for specified pools relative to their TBA counterparts. However, notwithstanding the variation in pay-up appreciation across specified pool sectors, the weighted average pay-up for our specified pools increased significantly to 1.12% as of March 31, 2015 from 0.74% as of December 31, 2014.
As interest rates declined sharply during the first quarter, our long specified pool positions generated significant gains. Market volatility generally presents us with trading opportunities, particularly given our active style of portfolio management. As a result, our portfolio turnover for the quarter was 25% (as measured by sales and excluding paydowns), and we captured net realized gains of $6.7 million.
Over the course of the first quarter, our interest rate hedges, which were largely concentrated in interest rate swaps and short TBA positions, generated losses that more than offset net realized and unrealized gains from our long portfolio. In the case of the hedging losses generated by our short TBA positions as opposed to our interest rate swaps, these losses were partially mitigated by the underperformance of TBA prices relative to specified pools (i.e., the outperformance of specified pool pay-ups), as well as by the drop in TBA roll prices (which kept down the cost of maintaining our short TBA positions). We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs.
During the first quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. We also continued to be active in the reverse mortgage pool sector and purchased new issue reverse mortgage pools, which we continue to believe offer attractive relative value. Our Agency RMBS portfolio also includes a small allocation to Agency IOs. Despite the increase in prepayment activity in the first quarter, the market response in this sector was relatively subdued. Option-adjusted spreads on Agency IOs widened somewhat over the quarter, but not to a significant degree. During the quarter, we reduced our holdings of Agency IOs. However, with interest rates well below year end levels and with prepayment activity potentially poised to increase materially, we remain prepared to take advantage of possible dislocations in the Agency IO market.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 4.7% as compared to 4.0%, as of December 31, 2014. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.7% and 6.9% as of March 31, 2015 and December 31, 2014, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
During the first quarter, non-Agency RMBS continued to exhibit price stability relative to the broader financial markets. The non-Agency RMBS market continues to be supported by favorable technical conditions, most notably the absence of a new issue market, as well as the relative dearth of higher-yielding U.S. fixed income assets generally. On the fundamental side, modestly increasing home prices and overall improvements in mortgage delinquency and foreclosure rates continue to support non-Agency RMBS valuations. Nevertheless, we believe that many non-Agency RMBS assets remain mispriced, thus highlighting the importance of careful loan-level analysis performed on a security-by-security basis. As of March 31, 2015, our investment in non-Agency RMBS was $31.7 million as compared to $32.5 million as of December 31, 2014.
For the quarter ended March 31, 2015, net realized gains and change in net unrealized gains (losses) on our mortgage-backed securities were $11.9 million, or $1.30 per share. Our RMBS generally increased in value during the first quarter. Net realized losses and change in net unrealized gains (losses) on our derivatives were $(15.8) million, or $(1.73) per share, and were principally attributable to the decline in interest rates over the quarter.
For the quarter ended March 31, 2015, the annualized weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.14%, while our average cost of funds including interest rate swaps was 0.93%, resulting in a net interest margin for the quarter of 2.21%. In comparison, for the quarter ended December 31, 2014, the annualized weighted average yield of our Agency and non-Agency RMBS was 3.43%, while the average cost of funds including interest rate swaps was 0.94%, resulting in a net interest margin of 2.49%. The decrease in our portfolio yield was primarily a function of the decline in yields of Agency RMBS, affecting securities held and securities purchased. Our cost of repo increased 0.02% to 0.36% for the first quarter, and the weighted average remaining maturity of our repo borrowings increased to 68 days as of March 31, 2015, up from 60 days as of December 31, 2014. Our interest rate swap costs declined as interest rates fell and the weighted average maturity of our swaps declined. Our interest income is also subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). During the first quarter, this "catch-up amortization adjustment," decreased interest income by $0.4 million, while in the fourth quarter it increased interest income by $0.2 million. The amount of this adjustment can vary significantly from quarter to quarter.
After giving effect to a first quarter dividend of $0.55 per share, our book value per share was $17.71 as of March 31, 2015, a 0.8% decrease from our book value per share as of December 31, 2014 of $17.86. Our economic return on book value for the first quarter was 2.2%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended March 31, 2015, Core Earnings was $6.0 million, or $0.66 per share, and for the quarter ended December 31, 2014, Core Earnings was $7.0 million, or $0.76 per share. Core Earnings is a non-GAAP financial measure. Compression in asset yields was the principal driver of our quarter over quarter decline in Core Earnings. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Mortgage-backed securities
The following table summarizes our portfolio of mortgage-backed securities as of March 31, 2015 and December 31, 2014:

	March 31, 2015					December 31, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$139,211	$148,363	$106.57	$146,231	$105.04	$130,720	$138,028	$105.59	$137,024	$104.82
20-year fixed rate mortgages	9,505	10,311	108.48	10,064	105.88	9,764	10,568	108.23	10,341	105.91
30-year fixed rate mortgages	1,018,731	1,105,445	108.51	1,081,925	106.20	1,042,550	1,122,254	107.65	1,103,639	105.86
ARMs	39,458	42,057	106.59	42,056	106.58	41,710	44,283	106.17	44,523	106.74
Reverse mortgages	39,630	44,131	111.36	43,455	109.65	31,412	34,425	109.59	34,153	108.73
Total Agency RMBS	1,246,535	1,350,307	108.32	1,323,731	106.19	1,256,156	1,349,558	107.44	1,329,680	105.85
Non-Agency RMBS	46,310	31,710	68.47	29,644	64.01	50,668	32,501	64.15	30,291	59.78
Total RMBS(2)	1,292,845	1,382,017	106.90	1,353,375	104.68	1,306,824	1,382,059	105.76	1,359,971	104.07
Agency IOs	n/a	6,443	n/a	7,287	n/a	n/a	11,244	n/a	10,780	n/a
Total mortgage-backed securities		1,388,460		1,360,662			1,393,303		1,370,751
U.S. Treasury securities sold short	(61,950)	(62,848)	101.45	(62,747)	101.29	(13,860)	(13,959)	100.71	(13,917)	100.41
Reverse repurchase agreements	62,973	62,973	100.00	62,973	100.00	13,987	13,987	100.00	13,987	100.00
Total		$1,388,585		$1,360,888			$1,393,331		$1,370,821

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.309 billion and $1.375 billion for the three month periods ended March 31, 2015 and December 31, 2014, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$936	$387
TBA securities sale contracts	53	89
Fixed payer interest rate swaps	175	2,518
Swaptions	315	78
Total financial derivatives–assets, at fair value:	1,479	3,072
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	—	(5)
TBA securities sale contracts	(2,284)	(1,669)
Fixed payer interest rate swaps	(11,917)	(7,026)
Total financial derivatives–liabilities, at fair value:	(14,201)	(8,700)
Total	$(12,722)	$(5,628)

Interest Rate Swaps
The following tables provide details about our interest rate swaps as of March 31, 2015 and December 31, 2014:

	March 31, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(189)	0.80%	0.26%	1.52
2017	74,750	(647)	1.21	0.26	2.35
2018	25,000	(48)	1.11	0.26	2.97
2020	63,000	(427)	1.62	0.26	5.01
2022	9,000	(169)	2.04	0.26	6.90
2023	139,350	(3,907)	2.17	0.26	8.15
2024	12,900	(926)	2.73	0.26	9.20
2025	30,080	(97)	2.03	0.26	9.85
2043	33,610	(5,332)	3.08	0.26	28.16
Total	$435,690	$(11,742)	1.79%	0.26%	7.34

	December 31, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(91)	0.80%	0.23%	1.77
2017	74,750	(388)	1.21	0.24	2.59
2018	10,000	167	0.84	0.23	3.33
2020	23,500	471	1.42	0.23	5.38
2023	209,350	140	2.13	0.23	8.40
2024	12,900	(605)	2.73	0.23	9.45
2043	46,320	(4,202)	3.12	0.23	28.42
Total	$424,820	$(4,508)	1.87%	0.23%	8.56
Interest Rate Swaptions
The following table provides information about our swaptions as of March 31, 2015 and December 31, 2014:

March 31, 2015
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$315	3.5	$9,700	10.0	3.00%

December 31, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$78	6.5	$9,700	10.0	3.00%

TBAs
The following table provides information about our TBAs as of March 31, 2015 and December 31, 2014:

	March 31, 2015				December 31, 2014
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$92,898	$94,607	$95,543	$936	$53,319	$54,757	$55,144	$387
Liabilities	—	—	—	—	15,000	15,603	15,598	(5)
	92,898	94,607	95,543	936	68,319	70,360	70,742	382
Sale contracts:
Assets	(72,260)	(76,568)	(76,515)	53	(79,090)	(85,730)	(85,641)	89
Liabilities	(529,475)	(565,990)	(568,274)	(2,284)	(525,986)	(559,219)	(560,888)	(1,669)
	(601,735)	(642,558)	(644,789)	(2,231)	(605,076)	(644,949)	(646,529)	(1,580)
Total TBA securities, net	$(508,837)	$(547,951)	$(549,246)	$(1,295)	$(536,757)	$(574,589)	$(575,787)	$(1,198)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended March 31, 2015 and December 31, 2014:

	Three Month Period Ended March 31, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(707)	$(3,441)	$(4,148)	$(851)	$(6,383)	$(7,234)
Swaptions		—	—		237	237
TBAs		(4,595)	(4,595)		(97)	(97)
Total	$(707)	$(8,036)	$(8,743)	$(851)	$(6,243)	$(7,094)

	Three Month Period Ended December 31, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(3,643)	$(2,190)	$(5,833)	$1,725	$(11,942)	$(10,217)
Swaptions		—	—		104	104
TBAs		(7,090)	(7,090)		(1,104)	(1,104)
Total	$(3,643)	$(9,280)	$(12,923)	$1,725	$(12,942)	$(11,217)
Interest Rate Sensitivity
The following table summarizes, as of March 31, 2015, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$276	$(397)
Agency RMBS - Fixed Pools and IOs	20,123	(26,714)
TBAs	(5,342)	8,807
Non-Agency RMBS	386	(370)
Interest Rate Swaps	(14,770)	13,923
Swaptions	474	(403)
U.S. Treasury Securities	(2,431)	2,320
Repurchase and Reverse Repurchase Agreements	(911)	1,151
Total	$(2,195)	$(1,683)

(1)
Based on the market environment as of March 31, 2015. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of March 31, 2015 and December 31, 2014:

	March 31, 2015			December 31, 2014
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$412,648	0.34%	15	$437,633	0.33%	15
31-60 days	274,524	0.34	45	417,009	0.34	44
61-90 days	269,022	0.36	74	333,580	0.36	72
91-120 days	50,066	0.38	105	—	—	—
151-180 days	139,513	0.43	168	85,917	0.41	165
301-330 days	65,337	0.47	227	48,941	0.47	317
Total	$1,211,110	0.36%	68	$1,323,080	0.35%	60

As of March 31, 2015, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with nine counterparties as of March 31, 2015 and were entirely related to Agency RMBS. The above figures are as of the respective quarter ends; over the course of the quarters ended March 31, 2015 and December 31, 2014 our average cost of repo was 0.36% and 0.34%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement, effective January 1, 2015). For the quarter ended March 31, 2015, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.5% on an annualized basis.
Dividends
On March 11, 2015, our Board of Trustees declared a first quarter dividend of $0.55 per share, or $5.0 million, which was paid on April 27, 2015 to shareholders of record on March 31, 2015.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have not repurchased any shares under the program.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on mortgage-backed securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe that Core Earnings provides information useful to investors because it is a metric that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended March 31, 2015 and December 31, 2014, our Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended March 31, 2015	Three Month Period Ended December 31, 2014
Net Income (Loss)	$3,677	$(1,176)
Less:
Net realized gains on mortgage-backed securities	6,722	3,070
Net realized losses on financial derivatives, excluding periodic payments(1)	(8,036)	(9,280)
Change in net unrealized gains (losses) on mortgage-backed securities	5,186	11,000
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(6,243)	(12,942)
Subtotal	(2,371)	(8,152)
Core Earnings	$6,048	$6,976
Weighted Average Shares Outstanding	9,149,274	9,149,274
Core Earnings Per Share	$0.66	$0.76

(1)
For the three month period ended March 31, 2015, represents Net realized gains (losses) on financial derivatives of $(8,743) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(707). For the three month period ended December 31, 2014, represents Net realized gains (losses) on financial derivatives of $(12,923) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(3,643).

(2)
For the three month period ended March 31, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $(7,094) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(851). For the three month period ended December 31, 2014, represents Change in net unrealized gains (losses) on financial derivatives of $(11,217) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,725.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 6, 2015, to discuss our financial results for the quarter ended March 31, 2015. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 27375412. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 6, 2015, at approximately 2:00 p.m. Eastern Time through Wednesday, May 13, 2015 at approximately 11:30 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 27375412. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
	March 31, 2015	December 31, 2014
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$10,280	$11,806
Interest expense	(1,258)	(1,165)
Total net interest income	9,022	10,641
EXPENSES
Management fees	610	552
Professional fees	143	587
Other operating expenses	663	608
Total expenses	1,416	1,747
OTHER INCOME (LOSS)
Net realized gains on mortgage-backed securities	6,722	3,070
Net realized losses on financial derivatives	(8,743)	(12,923)
Change in net unrealized gains (losses) on mortgage-backed securities	5,186	11,000
Change in net unrealized gains (losses) on financial derivatives	(7,094)	(11,217)
Total other income (loss)	(3,929)	(10,070)
NET INCOME (LOSS)	$3,677	$(1,176)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.40	$(0.13)
WEIGHTED AVERAGE SHARES OUTSTANDING	9,149,274	9,149,274
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.55	$0.55

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2015	December 31, 2014(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$53,340	$45,237
Mortgage-backed securities, at fair value	1,388,460	1,393,303
Due from brokers	28,740	18,531
Financial derivatives–assets, at fair value	1,479	3,072
Reverse repurchase agreements	62,973	13,987
Receivable for securities sold	36,649	41,834
Interest receivable	4,451	4,793
Other assets	610	317
Total Assets	$1,576,702	$1,521,074
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,211,110	$1,323,080
Payable for securities purchased	117,493	4,227
Due to brokers	1,609	583
Financial derivatives–liabilities, at fair value	14,201	8,700
U.S. Treasury securities sold short, at fair value	62,848	13,959
Dividend payable	5,032	5,032
Accrued expenses	908	890
Management fee payable	610	551
Interest payable	851	687
Total Liabilities	1,414,662	1,357,709
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,149,274 and 9,149,274 shares issued and outstanding, respectively)	91	91
Additional paid-in-capital	181,312	181,282
Accumulated deficit	(19,363)	(18,008)
Total Shareholders' Equity	162,040	163,365
Total Liabilities and Shareholders' Equity	$1,576,702	$1,521,074
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$17.71	$17.86

(1)	Derived from audited financial statements as of December 31, 2014.